Exhibit 3.1

CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION

OF

POLYPORE, INC.

James G. Boyd, being the duly elected Secretary of Polypore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                       That the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on July 5, 1994 (the “Certificate”) under the name of Battery Separators Acquisition Corp.

2.                                       That the Board of Directors of the Corporation, pursuant to unanimous written consent, adopted written resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate in its entirety to read as set forth in Exhibit A attached hereto and made apart thereof (the “Restated Certificate”).

3.                                       That the stockholders of the Corporation entitled to vote thereon, pursuant to unanimous written consent, approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Secretary herein above named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate this 15th day of December 1999.

By:	/s/ James G. Boyd
Its:	Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

POLYPORE INC.

ARTICLE ONE

The name of the corporation is Polypore, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware, 10198.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A.            AUTHORIZED SHARES

The total number of shares of stock which the Corporation has authority to issue is 400,000 shares, consisting of:

(1)        20,000 shares of Class A 8% Senior Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Class A Preferred”);

(2)        10,000 shares of Class B-1 8% Junior Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Class B-1 Preferred”);

(3)        5,000 shares of Class B-2 8% Junior Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Class B-2 Preferred”);

(4)        40,000 shares of Class C 13% Senior Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Class C Preferred”);

(5)        250,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common”);

(6)        50,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Non-Voting Common”); and

(7)        25,000 shares of Class C Non-Voting Common Stock, par value $0.01 per share (the “Class C Non-Voting Common”).

The Class B-1 Preferred and the Class B-2 Preferred are hereafter collectively referred to as the “Class B Preferred.”  The Class A Preferred, the Class B Preferred and the Class C Preferred are hereafter collectively referred to as the “Preferred Stock,” and the Class A Common, the Class B Non-Voting Common and the Class C Non-Voting Common are hereafter collectively referred to as the “Common Stock.”

B.            PREFERRED STOCK

I.                                         Terms Applicable to Class A Preferred, Class B Preferred and Class C Preferred.

Section 1.               Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all shares of Preferred Stock (“Shares”) held by such holder, reduced in the case of Class B Preferred by amounts paid to holders of Class B Preferred pursuant to Part V, Section 2 hereof, and the holders of Preferred Stock shall not be entitled to any further payment whatsoever.  No holder of Class C Preferred shall be entitled to be paid any Premium on any Shares of Class C Preferred upon any liquidation, dissolution or winding up of the Corporation.  Prior to the time of any liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Preferred Stock.  The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.  Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 1.

Section 2.               Limited Priority of Preferred Stock.  So long as any Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that (a) the Corporation may purchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of the Management Agreements so long as no Event of Noncompliance is in existence at the time of or immediately after such purchase, and (b) notwithstanding the foregoing, the Corporation may, at any time, and from time to time, purchase shares of Class A Preferred, Class B Preferred, Class A Common, Class B Non-Voting Common, Class C Non-Voting Common and the Warrants pursuant to the terms and provisions of Sections 2 and 3 of the Stockholders’ Agreement and Sections 7 and 8 of the Purchase Agreement.

Section 3.               Redemptions.

3A.          Redemption Payment.  For each Share which is to be redeemed in accordance with the provisions hereof, the Corporation shall be obligated on the Redemption Date (except as otherwise provided herein) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon plus, in the case of each Share of Class C Preferred, the Premium thereon).  If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate of the Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon plus, in the case of each Share of Class C Preferred, the Premium thereon) held by each such holder.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.
3B.          Notice of Redemption.  The Corporation shall mail written notice of each redemption of any class of Preferred Stock (other than a redemption at the request of a holder or holders of such class of Preferred Stock) to each record holder of such class not more than 60 nor less than 30 days prior to the date on which such redemption is to be made.  Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein.  In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.
3C.          Determination of the Number of Each Holder’s Shares to be Redeemed.  The number of Shares of a particular class of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares of such class to be redeemed times a fraction, the numerator of which shall be the total number of Shares of such class then held by such holder and the denominator of which shall be the total number of Shares of such class then outstanding.
3D.          Dividends After Redemption Date.  No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon plus, in the case of each Share of Class C Preferred, the Premium thereon) is paid to the holder thereof.  On such date all rights of the holder of such Share shall cease, and such Share shall cease to be outstanding.
3E.           Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold or transferred.

3F.           Other Redemptions or Acquisitions.  Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of a particular class of Preferred Stock on the basis of the number of Shares of such class owned by each such holder.
3G.          Special Redemptions.
(i)            If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership.  The holder or holders of at least 10% of each of (x) the Class A Preferred then outstanding, (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, and (z) the Class C Preferred then outstanding may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election within 21 days after receipt of the Corporation’s notice (the “Expiration Date”).  The Corporation shall give prompt written notice of any such election to all other holders of Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the Preferred Stock owned by such holder.  Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt of such election(s).  If in any case a proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded.  No holder of Class C Preferred shall be entitled to be paid any Premium on any Shares of Class C Preferred upon redemption of their Shares under this subparagraph 3G(i) and the definition of Unpaid Aggregate Premium set forth in Part VII, Section 3 hereof shall be reduced by the aggregate amount of Premiums that otherwise would have been paid to the redeeming holders of Shares of Class C Preferred if such holders had been entitled to receive a Premium upon redemption of their Shares under this subparagraph 3G(i).  The term “Change in Ownership” means any sale or issuance or series of sales and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof which results in any Person or group of affiliated Persons (other than the owners of Common Stock or the Preferred Stock as of the date of the initial execution and delivery of the Purchase Agreement) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s board of directors.  All Persons holding Executive Stock (as such term is defined in the Management Agreements) shall be deemed to be one Person for purposes of determining a “Change in Ownership” under this paragraph.
(ii)           If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the definitive terms and date of consummation thereof to each holder of Preferred Stock not more than 45 days nor less than 20 days prior to the consummation thereof.  The holder or holders of at least 10% of each of (x) the Class A Preferred then outstanding, (y) the Class B-I Preferred and the Class B-2

Preferred then outstanding, voting together as a single class, and (z) the Class C Preferred then outstanding may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation.  The Corporation shall give prompt written notice of such election to all other holders of Preferred Stock (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Preferred Stock owned by such holder.  Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change.  If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded.  No holder of Class C Preferred shall be entitled to be paid any Premium on any Shares of Class C Preferred upon redemption of their Shares under this subparagraph 3G(ii) and the definition of Unpaid Aggregate Premium set forth in Part VII, Section 3 hereof shall be reduced by the aggregate amount of Premiums that otherwise would have been paid to the redeeming holders of Shares of Class C Preferred if such holders had been entitled to receive a Premium upon redemption of their Shares under this subparagraph 3G(ii).  The term “Fundamental Change” means (a) a sale or transfer of more than 30% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by either book value determined in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation’s board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and, after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s board of directors immediately prior to the merger shall own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s board of directors.
(iii)          Redemptions made pursuant to this paragraph 3G shall not relieve the Corporation of its obligation to redeem Class A Preferred and Class C Preferred pursuant to Subdivision IV hereof.
(iv)          The Corporation may redeem Shares of Class B Preferred pursuant to this paragraph 3G only after all Shares of Class A Preferred and Class C Preferred for which requests for redemption have been made hereunder have been redeemed in full.

Section 4.               Events of Noncompliance.

4A.          Definition.  An “Event of Noncompliance” shall be deemed to have occurred if:
(i)            the Corporation fails to pay on any Dividend Reference Date the full amount of dividends then accrued on the Preferred Stock, whether or not such payment is legally permissible, except if the Financing Agreement prevents the Corporation from making such payment;
(ii)           the Corporation fails to make any redemption payment with respect to the Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible, except if the Financing Agreement (i) requires that the proceeds from a Change in Ownership be applied to prepay indebtedness outstanding thereunder or (ii) prevents the Corporation from making such payment; or
(iii)          the Company breaches, in any material respect, any covenant contained in the Purchase Agreement.
4B.          Consequences of Certain Events of Noncompliance.
(i)            If any Event of Noncompliance has occurred, the holder or holders of at least 10% of each of (x) the Class A Preferred then outstanding, (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, and (z) the Class C Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon plus, in the case of each such Share of Class C Preferred, the Premium thereon).  The Corporation shall give prompt written notice of such election to the other holders of Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice.  The Corporation shall redeem all Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption; provided that if the assets of the Corporation available for distribution among the holders of Preferred Stock who exercised their redemption rights under this paragraph 4B are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this paragraph 4B, then such assets shall be distributed (i) first, to shareholders of the Class A Preferred and the Class C Preferred, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets available for distribution are insufficient for such purpose, the assets available for distribution shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon plus, in the case of each such Share of Class C Preferred, the Premium thereon) of the Class A Preferred and the Class C Preferred held by each such holder, and (ii) second, the balance (if any) shall be distributed ratably among such holders of Class B Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class B Preferred held by each such holder.
(ii)           If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

II.                                     Ranking and Priority Among Classes of Preferred Stock.

Section 1.               Priority of Class A Preferred and Class C Preferred over Class B Preferred.

So long as any Class A Preferred or Class C Preferred returns outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire any Class B Preferred, nor shall the Corporation declare or pay any dividend or make any distribution upon any Class B Preferred (except pursuant to Sections 7 and 8 of the Purchase Agreement), if immediately after such redemption, purchase, acquisition, dividend or distribution any Event of Noncompliance of the type described in subparagraph 4A(i) or (ii) of subdivision I would exist with respect to the Class A Preferred or the Class C Preferred.

Section 2.               Priority in Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation to be distributed among the holders of Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of the Corporation to be distributed to such holders shall be distributed (i) first, to the holders of the Class A Preferred and the Class C Preferred, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of the Class A Preferred and the Class C Preferred held by each such holder, and (ii) second, the balance (if any) shall be distributed ratably among the holders of Class B Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class B Preferred held by each such holder.

Section 3.               Priority on Redemptions.

Upon any redemption of any Shares of Preferred Stock, if the assets of the Corporation available for distribution among the holders of Preferred Stock who exercised their redemption rights hereunder or are otherwise entitled to a redemption of their Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid hereunder, then such assets shall be distributed (i) first, to such holders of the Class A Preferred and the Class C Preferred, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets available for distribution are insufficient for such purpose, the assets available for distribution shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon plus, in the case of each such Share of Class C Preferred, the Premium thereon) of the Class A Preferred and the Class C Preferred held by each such holder, and (ii) second, the balance (if any) shall be distributed ratably among such holders of Class B Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class B Preferred held by each such holder.

Section 4.               No Preferential Purchases of Class A Preferred or Class C Preferred.

The Corporation shall not purchase or otherwise acquire any Shares of Class A Preferred or Class C Preferred except pursuant to redemptions thereof in accordance with the terms hereof.

Section 5.               No Preferential Cash Dividends on Class A Preferred or Class C Preferred.

The Corporation shall not pay any cash dividend or other cash distribution upon any Shares of Class A Preferred or Class C Preferred except for cash dividends or other cash distributions paid ratably among the holders of the Class A Preferred and the Class C Preferred based upon the aggregate accrued and unpaid dividends on the Shares of Class A Preferred and the Class C Preferred held by each such holder.

III.                                 Terms Applicable to Both Class A Preferred and Class B Preferred (But Not Class C Preferred).

Section 1.               Dividends.

1A.          General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred and the Class B Preferred as provided in this Section 1.  Except as otherwise provided herein, dividends on each share of Class A Preferred and Class B Preferred shall accrue on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the dale on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid or, in the case of Class B Preferred, the date on which such Share is converted into shares of Conversion Stock hereunder.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any Share of Class A Preferred or Class B Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.
1B.          Dividend Reference Dates.  To the extent not paid on a Dividend Reference Date, all dividends which have accrued on each Share of Class A Preferred and Class B Preferred outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.
1C.          Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred or the Class B Preferred, such payment shall be distributed ratably among the holders of the Class A Preferred or the Class B Preferred based upon the number of Shares of the Class A Preferred or the Class B Preferred held by each such holder.

IV.                                Terms Applicable to Both Class A Preferred and Class C Preferred (But Not Class B Preferred).

Section 1.               Redemptions.

1A.          Optional Redemptions.  The Corporation may at any time redeem all or any portion of the Class A Preferred and Class C Preferred then outstanding.  On any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon plus, in the case of each Share of Class C Preferred, the Premium thereon).  No redemption pursuant to this paragraph 1A may be made for less than 1,000 Shares of Class A Preferred or Class C Preferred (or such lesser number of Shares of such class then outstanding).
1B.          Redemption After Public Offering.  The Corporation shall, at the request (by written notice given to the Corporation) of the holder or holders of at least 10% of each of (x) the Class A Preferred and (y) the Class C Preferred, apply at least 80% of the net cash proceeds received by the Corporation from any Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses, and application in accordance with the Financing Agreement, to redeem Shares of Class A Preferred and Class C Preferred at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon plus, in the case of each Share of Class C Preferred, the Premium thereon).  Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation’s receipt of such proceeds.  Notwithstanding the foregoing, if the Corporation shall furnish to the holders requesting redemption pursuant to this paragraph 1B a certificate signed by the President of the Corporation stating that in the good faith judgment of the board of directors of the Corporation such redemption would not be in the best interests of the Corporation, the Corporation shall not be required to effect such redemption.

Section 2.               Voting Rights.  Except as otherwise provided herein and as otherwise required by law, the Class A Preferred and the Class C Preferred shall have no voting rights; provided that each holder of Class A Preferred and the Class C Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at such meeting.

V.                                    Terms Applicable Only to Class B Preferred.

Section 1.               Conversion.

1A.          Conversion Procedure.
(i)            At any time and from time to time, any holder of Class B Preferred may convert all or any portion of the Class B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $100 and dividing the result by the Conversion Price then in effect.

(ii)           Each conversion of Class B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class B Preferred to be converted have been surrendered at the principal office of the Corporation.  At such time as such conversion has been effected, the rights of the holder of such Class B Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
(iii)          The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).
(iv)          Notwithstanding any other provision hereof, if a conversion of Class B Preferred is to be made in connection with a Public Offering, the conversion of any Shares of Class B Preferred may, at the election of the holder of such Shares, be conditioned upon the consummation of the Public Offering in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.
(v)           As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a)           a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)           payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (ix) below with respect to such conversion; and

(c)           a certificate representing any Shares of Class B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi)          If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the Class B Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment.  At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.
(vii)         The issuance of certificates for shares of Conversion Stock upon conversion of Class B Preferred shall be made without charge to the holders of such Class B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each Share of Class B Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(viii)        The Corporation shall not close its books against the transfer of Class B Preferred or of Conversion Stock issued or issuable upon conversion of Class B Preferred in any manner which interferes with the timely conversion of Class B Preferred.  The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
(ix)           If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph (ix), be deliverable upon any conversion of the Class B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.
(x)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Class B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Class B Preferred.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
1B.          Conversion Price.
(i)            The initial Conversion Price shall be $10.  In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 1.
(ii)           If and whenever on or after the original date of issuance of the Class B Preferred the Corporation issues or sells, or in accordance with paragraph 1C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

Notwithstanding anything to the contrary contained in this Article Four, there shall be no adjustment in the Conversion Price for any shares issued pursuant to the Management Agreements or for any shares issued in connection with any exercise of the Warrants pursuant to the terms of the Warrant Agreement.

1C.          Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under paragraph 1B, the following shall be applicable:
(i)            Issuance of Rights or Options.  If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share.  For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of thus Section 1, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Conversion Rate.  If the purchase price provided for in any Option referred to in subparagraph 1C(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 1C(i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph 1C(i) or (ii) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this paragraph 1C or paragraph 1D), the Conversion Price in effect at the time of such change shall forthwith be adjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  If the purchase price provided for in any Option referred to in subparagraph 1C(i), or the rate at which any Convertible Securities referred to in subparagraph 1C(i) or (ii) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions which respect thereto designed to protect against dilution of the type set forth in this paragraph IC or paragraph ID, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced.
(iv)          Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Class B Preferred.
(v)           Calculation of Consideration Received.  If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor.  In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.  If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.
(vi)          Integrated Transactions.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.
(vii)         Treasury Shares.  The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
(viii)        Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or salt of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
1D.          Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
1E.           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class) to insure that each of the holders of Class B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Class B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class B Preferred immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class) to insure that the provisions of this Section 1 and Sections 2 and 3 hereof shall thereafter be applicable to the Class B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class B Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting as a single class), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
1F.           Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 1 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s board of directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 1 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Class B Preferred.
1G.          Notices.
(i)            Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class B Preferred setting forth in reasonable detail the calculation of such adjustment.
(ii)           The Corporation shall give written notice to all holders of Class B Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
(iii)          The Corporation shall also give written notice to the holders of Class B Preferred at least 20 days prior to the date on which any Organic Change shall take place.

Section 2.               Liquidating Dividends.   If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating

Dividend”), then the Corporation shall pay to the holders of Class B Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Class B Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 3.               Purchase Rights.  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Class B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Class B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 4.               Voting Rights.

4A.          Class B-1 Preferred.  The holders of the Class B-1 Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation’s bylaws, and except as otherwise required by law, the holders of the Class B-1 Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Class A Common voting together as a single class with each share of Class A Common entitled to one vote per share and each Share of Class B-1 Preferred entitled to one vote for each share of Class A Common issuable upon conversion of the Class B-1 Preferred at the time the vote is taken.
4B.          Class B-2 Preferred.  Except as otherwise provided herein and as otherwise required by law, the Class B-2 Preferred shall have no voting rights; provided that each holder of Class B-2 Preferred shall be entitled to notice of all stockholder meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at such meeting.

VI.                                Terms Applicable Only to Class C Preferred.

Section 1.               Dividends.

1A.          General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class C Preferred as provided in this Section 1.  Except as otherwise provided herein, dividends on each share of Class C Preferred shall accrue on a daily basis at the rate of 13% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends and Premium, if any, thereon) is paid hereunder.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any Share of Class C Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.
1B.          Dividend Reference Dates.  To the extent not paid on a Dividend Reference Date, all dividends which have accrued on each Share of Class C Preferred outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.
1C.          Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class C Preferred, such payment shall be distributed ratably among the holders of Class C Preferred based upon the number of Shares of Class C Preferred held by each such holder.
1D.          Payment of Dividends with Shares.  Notwithstanding any other provision of this Section 1, in the sole discretion of the Corporation, up to four-thirteenths (4/13) of the amount of any dividends accruing on the Class C Preferred in any period may be paid in lieu of cash dividends by the issuance of additional Shares of Class C Preferred (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid by issuance of such Shares, and such payment in Shares shall be made pro rata among the holders of Class C Preferred based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.  If and when any Shares are issued under this Section 1D for the payment of accrued dividends, such Shares shall be deemed to be validly issued and outstanding and fully paid and non-assessable.

VII.                            Miscellaneous.

Section 1.               Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Preferred Stock.  Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 2.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate anew certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 3.               Definitions.

“Change in Ownership” has the meaning ascribed to such term in Part I, Section 3G hereof.

“Common Stock” means the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, with respect to any class of Common Stock at any given time, the number of shares of such class of Common Stock actually outstanding at such time, plus the number of shares of such class of Common Stock deemed to be outstanding pursuant to Subparagraphs 1C(i) and IC(ii) of subdivision V whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Class B Preferred.

“Conversion Stock” means, with respect to the Class B-1 Preferred, shares of Class A Common, and with respect to the Class B-2 Preferred, shares of Class B Non-Voting Common; provided that if there is a change such that the securities issuable upon conversion of the Class B Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of such class of the Class B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Dividend Reference Date” means June 30 and December 31 of each year.

“Event of Noncompliance” has the meaning ascribed to such term in Part 1, Section 4A hereof.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Financing Agreement” means the Credit Agreement, dated as of December 15, 1999, by and among the Corporation, Daramic, Inc. (“Daramic”), Daramic Holdings S.A., Daramic S.A., the subsidiary guarantors party thereto, the lenders party thereto and The Chase Manhattan Bank, as administrative agent (together with all exhibits thereto), as amended from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders.

“Fundamental Change” has the meaning ascribed to such term in Part I, Section 3G hereof.

“Junior Securities” means any of the Corporation’s equity securities other than the Preferred Stock.

“Liquidation Value” of any Share as of any particular date shall be equal to (x) $1,000 for Class A Preferred, (y) $100 for Class B Preferred and (z) $1,000 for Class C Preferred.

“Management Agreements” means the Management Agreements as defined in the Purchase Agreement

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Underlying Common Stock (as defined in the Purchase Agreement).  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Underlying Common Stock.  The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Person” means art individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department agency or political subdivision thereof.

“Premium” means, with respect to each Share of Class C Preferred, an amount per Share equal to the then-current Unpaid Aggregate Premium divided by the total number of Shares of Class C Preferred then outstanding.

“Public Offering” means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force;

provided that for purposes of paragraph 1B of subdivision IV or paragraph 1A of subdivision V, a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Purchase Agreement” means the Purchase Agreement, dated as of November 18, 1994, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends and Premium, if any, thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” means the Stockholders’ Agreement, dated as of November 18, 1994 by and among the Corporation and its stockholders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion or exercise of the Class B-1 Preferred, the Class B-2 Preferred, the Class B Non-Voting Common, the Class C Non-Voting Common or the Warrants and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.  For purposes hereof, any person who bolds Class B-1 Preferred, Class B-2 Preferred, Class B Non-Voting Common, Class C Non-Voting Common or the Warrants shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion or exercise of such securities regardless of any restriction or limitation on such conversion or exercise.

“Unpaid Aggregate Premium” means, as of any date, an amount equal to $2,600,000 minus the aggregate amount of all Premiums on Shares of Class C Preferred paid to the holders thereof prior to such date minus the amounts determined in accordance with the sixth sentences of Part I, Section 3G(i) and Part I, Section 3G(ii) hereof.

“Warrants” means the Warrants to purchase Class C Non-Voting Common issued pursuant to the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 18, 1994, among the Corporation and the other parties named therein, as amended from time to time.

Section 4.               Amendment and Waiver.  No amendment, modification or waiver shall be binding or effective with respect to any provision of:

(i)            subdivision I or VII without the prior written consent of the holders of at least 90% of each of (x) the Class A Preferred then outstanding, (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, and (z) the Class C Preferred then outstanding,
(ii)           subdivision II or IV without the prior written consent of the holders of at least 90% of each of (x) the Class A Preferred then outstanding and (y) the Class C Preferred then outstanding,
(iii)          subdivision III without the prior written consent of the holders of at least 90% of each of (x) the Class A Preferred then outstanding and (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class,
(iv)          subdivision V without the prior written consent of the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, or
(v)           subdivision VI without the prior written consent of the holders of at least 90% of the Class C Preferred then outstanding,

to the extent that any such amendment, modification or waiver would adversely affect the rights, preferences or privileges of such class of stock; provided that no such action shall adversely affect:

(a)           the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 90% of each of (x) the Class A Preferred then outstanding, (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, and (z) the Class C Preferred then outstanding,

(b)           the Conversion Price of the Class B Preferred or the number of shares or class of stock into which either class of the Class B Preferred is convertible,

without the prior written consent of the holders of at least 90% of the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class, or

(c)           the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 90% of each of (x) the Class A Preferred then outstanding, (y) the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class (in the case of (a)) or the Class B-1 Preferred and the Class B-2 Preferred then outstanding, voting together as a single class (in the case of (b)), and (z) the Class C Preferred then outstanding;

and provided further that no such adverse change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the class or classes of the Preferred Stock then outstanding.

Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, the holders of Class B-2 Preferred and Class B Non-Voting Common shall not be entitled to vote upon or consent to any amendment, modification or waiver hereof which does not adversely affect the rights, preferences and privileges of either class of such stock.

Section 5.               Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

C.            COMMON STOCK

Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class A Common, Class B Non-Voting Common and Class C Non-Voting Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

Section 1.               Voting Rights.  Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, and the holders of Class B Non-Voting Common and Class C Non-Voting Common shall have no right to vote on any matters to be voted on by the Corporation’s stockholders; provided that the holders of the Class B Non-Voting Common and Class C Non-Voting Common shall have the right to vote as separate classes on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Class B Non-Voting Common or Class C Non-Voting Common would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Class A Common or would otherwise be treated differently from shares of Class A Common, except that shares of Class B Non-Voting Common or Class C Non-Voting Common

may, without such a separate class vote, receive or be exchanged for non-voting securities (except as otherwise provided by law) which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for the Class A Common so long as (i) such non-voting securities are convertible into voting securities on the same terms as the Class B Non-Voting Common or Class C Non-Voting Common is convertible into Class A Common and (ii) all other consideration is equal on a per share basis.

Section 2.               Dividends.  As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, all such dividends shall be declared, pro rata, on the Class A Common, Class B Non-Voting Common and Class C Non-Voting Common and the holders of Class A Common, Class B Non-Voting Common and Class C Non-Voting Common shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that (i) if dividends are ratably declared or paid in shares of Class A Common, Class B Non-Voting Common and Class C Non-Voting Common, the dividends payable in shares of Class A Common shall be payable to holders of Class A Common, the dividends payable in shares of Class B Non-Voting Common shall be payable to holders of Class B Non-Voting Common and the dividends payable in shares of Class C Non-Voting Common shall be payable to the holders of Class C Non-Voting Common and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Non-Voting Common and Class C Non-Voting Common, at such holder’s request, dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which arc convertible into such voting securities on the same terms as the Class B Non-Voting Common and Class C Non-Voting Common is convertible into the Class A Common.  The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Section 3.               Liquidation.  Subject to the provisions of the Preferred Stock, the holders of the Class A Common, the Class B Non-Voting Common and the Class C Non-Voting Common shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4.               Conversion.

4A.          Conversion of Class D Non-Voting Common.
(i)            In connection with the occurrence (or the expected occurrence as described in (iii) below) of any Conversion Event, each holder of Class B Non-Voting Common shall be entitled to convert into an equal number of shares of Class A Common any or all of the shares of such holder’s Class B Non-Voting Common being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.
(ii)           For purposes of this paragraph 4A, a “Conversion Event” shall mean (a) any liquidation, dissolution or winding up of the Corporation, (b) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission

or any similar rule then in force), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof), (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class B Non-Voting Common being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (e) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (f) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof).  For purposes of this paragraph 4B, a “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.
(iii)          Each holder of Class B Non-Voting Common shall be entitled to convert shares of Class B Non-Voting Common in connection with any Conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Class B Non-Voting Common to the Corporation stating such holder’s reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event.  The Corporation will not cancel the shares of Class B Non-Voting Common so converted before the tenth day following such Conversion Event and will reserve such shares until such tenth day for reissuance in compliance with the next sentence.  If any shares of Class B Non-Voting Common are converted into shares of Class A Common in connection with a Conversion Event and such shares of Class A Common are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Common shall be promptly converted back into the same number of shares of Class B Non-Voting Common.
4B.          Conversion of Class C Non-Voting Common.  At any time, and from time to time, each holder of Class C Non-Voting Common shall be entitled to convert, into an equal number of shares of Class A Common, any or all of the shares of such holder’s Class C Common.
4C.          Conversion Procedure.
(i)            Unless otherwise provided in connection with a Conversion Event (in respect of the Class B Non-Voting Common only), each conversion of shares of Class B Non-Voting Common or Class C Non-Voting Common into shares of Class A Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Non-Voting Common or Class C Non-Voting Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Non-Voting Common or Class C Non-Voting Common represented by such certificate or certificates into Class A Common.  Unless otherwise provided in connection with a Conversion Event (in respect of the Class B Non-Voting Common only), each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Non-Voting Common or Class C Non-Voting Common as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.
(ii)           Promptly after the surrender of certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Non-Voting Common or Class C Non-Voting Common, as the case may be, which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.
(iii)          The issuance of certificates for Class A Common upon conversion of Class B Non-Voting Common or Class C Non-Voting Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common.
(iv)          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon the conversion of the Class B Non-Voting Common and Class C Non-Voting Common, such number of shares of Class A Common issuable upon the conversion of all outstanding Class B Non-Voting Common and Class C Non-Voting Common.  All shares of Class A Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).
(v)           The Corporation shall not close its books against the transfer of Class B Non-Voting Common or Class C Non-Voting Common or of Class A Common issued or issuable upon conversion of Class B Non-Voting Common or Class C Non-Voting Common in any manner which would interfere with the timely conversion of Class B Non-Voting Common or Class C Non-Voting Common.  The Corporation shall assist and cooperate with any holder of Class B Non-Voting Common or Class C Non-Voting Common required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Non-Voting Common or Class C Non-Voting Common hereunder (including, without limitation, making any filings required to be made by the Corporation).
4D.          Stock Splits.  if the Corporation in any manner subdivides or combines (or otherwise recapitalizes or reclassifies) the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined (or otherwise recapitalized or reclassified, as the case may be) in a similar manner.

Section 5.               Registration of Transfer.  The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own unsecured agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7.               Notices.  All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 8.               Amendment and Waiver.  No amendment, modification or waiver hereof which adversely affects the rights, preferences or privileges of the Class A Common, the Class B Non-Voting Common or the Class C Non-Voting Common shall be effective without the prior approval of the holders of 90% of the Underlying Common Stock of such adversely affected class of Common Stock.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Election of directors need not be by written ballot unless the by-laws of the corporation So Provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

To the fullest extent permitted by law, the Corporation may, by contract, grant to some of all of the holders of securities of the Corporation preemptive rights to acquire stock of the Corporation, but no stockholder shall have any preemptive rights except as specifically so granted.